Exhibit 7

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2018 by and among NCR Corporation, a Maryland corporation (“Parent”), Orwell Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of JetPay Corporation, a Delaware corporation (the “Company”) and, solely for purposes of Section 3(c) and Section 12(a) of this Agreement, the Company.

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (A) the commencement by Merger Sub of a tender offer (the “Offer”) to purchase (i) any and all any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $5.05 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Company Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Company Share Offer”); (ii) any and all of the shares of Series A Preferred Stock issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Shares pursuant to the Series A Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Preferred Stock issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Preferred Stock issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-2 Offer Price” and, together with the Company

Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-2 Offer” and, together with Company Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”); and (B) following the acceptance for payment of the Shares and the Preferred Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each Share, Series A Preferred Share, Series A-1 Preferred Share or Series A-2 Preferred Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable;

WHEREAS, the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of the Company as is indicated on Schedule I of this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)	“Encumbrance” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(b)

“Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent or Merger Sub of all the Subject Shares of the Stockholder, whether pursuant to the Offer, the Merger or otherwise; (iv) is agreed to in writing by Parent and the Stockholder; (v) if the Stockholder is a trust whose trustee is not a director or officer of the Company, the determination by such trustee of the Stockholder following a material development, event, fact, occurrence or material change in circumstances that first occurs or first arises after the date hereof that was not known or reasonably foreseeable by the trustee of the Stockholder, after consultation with its outside legal counsel, that the failure to terminate this Agreement would violate the trustee’s fiduciary duties under applicable Law; (vi) the Company Board of Directors shall have made a Change in Recommendation; or (vii) if the Offer (including any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement) shall have expired without acceptance for payment of the Subject Shares pursuant to the Offer occurring on or before 5:30 p.m. (Philadelphia, Pennsylvania time) on the first business day following such expiration of the Offer (which, for the avoidance of doubt, shall include any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement).

(c)

“Permitted Encumbrance” shall mean (i) any Encumbrance arising (A) hereunder (in connection therewith any restrictions on transfer or any other Encumbrance that has been waived by appropriate consent), (B) under the Company’s Organizational Documents or any Contracts with the Company listed in the Company SEC Documents or the Company Disclosure Schedules or (C) under securities laws; (ii) any right, agreement, understanding or arrangement which represents a financial interest in cash received upon sale of the Subject Shares and not an Encumbrance upon the Subject Shares prior to such sale; and (iii) any withdrawal rights under contract, deed or Applicable Law applicable to any trust that is also a stockholder of the Company as of the date hereof.

(d)

“Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, (i) all Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares beneficially owned by the Stockholder as of the date hereof; and (ii) all additional Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

(e)

“Transfer” A Person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates an Encumbrance with respect to (other than Permitted Encumbrances), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of an Encumbrance (other than Permitted Encumbrances), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2. Transfer of Subject Shares.

(a)

Transfer Restrictions. Except as expressly contemplated by this Agreement or the Merger Agreement, the Stockholder shall not cause or voluntarily consent to any Transfer of any of the Subject Shares to be effected. Notwithstanding the foregoing, (x) direct or indirect transfers of equity or other interests in the Stockholder by its equityholders is not prohibited by this Section 2(a) and (y) the Stockholder may make Transfers of Subject Shares (A) as Parent may agree in writing and (B) pursuant to the Offer.

(b)

Transfer of Voting Rights. The Stockholder shall not (i) deposit any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) take (or knowingly refrain from taking) any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c)

Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by Stockholder: (i) if Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if Stockholder is a partnership, limited partnership, corporation, limited liability company or trust, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder or to any trustee or beneficiary of the trust; or (iii) if Stockholder is a trust, to distribute shares to its beneficiaries pursuant to the withdrawal rights of beneficiaries; provided, however, that a Transfer referred to in Section 2(c)(i) or (ii) hereof shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)

Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Tender; Consent to Transaction.

(a)

Tender of Shares. The Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares. No later than ten (10) Business Days after commencement of the Offer, the Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Merger Sub. Notwithstanding anything to the contrary herein, the Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b)

Return of Shares. If the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return all tendered Subject Shares to the Stockholder.

(c)

Consent to Transaction. The Stockholder hereby consents to the Company’s entry into the Merger Agreement for purposes of Section 11 of the Series A Certificate of Designation and Section 6.4 of the Amended and Restated Securities Purchase Agreement, dated as of October 18, 2016, by and among the Company, the Stockholder and Sundara Investment Partners, LLC (as amended, the “SPA”). Solely for the benefit of the other parties to the SPA (which shall be intended third party beneficiaries of this sentence), the Stockholder agrees that Sections 6.14(b) - (e) of the SPA shall not apply to, and hereby waives its rights (including rights to receive notice) under such provisions with respect to, the transactions contemplated by the Merger Agreement (including the Offer). Solely for the benefit of the Stockholder (and not Parent or Merger Sub), the Company shall not agree to or give any modification, consent, waiver or amendment to or under any provision of the Merger Agreement that would be adverse to the Stockholder (including if such modification, consent, waiver or amendment that would reduce the amount, change the form or otherwise adversely affect the consideration payable to the Stockholder pursuant to the Offer or the Merger Agreement) without the prior written consent of the Series A Preferred Majority Holders (as defined in the Series A Certificate of Designation).

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any director or officer of the Company who signs this Agreement on behalf of the Stockholder is signing only as an individual and not in any other capacity). No action (or inaction) taken by the Stockholder or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

5. Trustees. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any trustee of the Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any trustee who signs this Agreement on behalf of the Stockholder is signing only in his or her capacity as a trustee and not as an individual or in any other capacity). No action (or inaction) taken by any trustee in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

7. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a)

Power; Binding Agreement. The Stockholder has full power and authority, and, if Stockholder is an individual, the legal capacity, to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b)

No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i)

conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of each of the foregoing clauses (i) - (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(c)

Ownership of Shares. The Stockholder (i) is the sole record and/or beneficial owner of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than Permitted Encumbrances); (ii) is the sole owner of options that are exercisable for the number of Shares indicated on the signature page of this Agreement, all of which options and Shares issuable upon the exercise of such options are free and clear of any Encumbrances (other than Permitted Encumbrances); and (iii) is not the beneficial owner or otherwise a holder of any securities of the Company other than those described in the preceding clauses (i)–(ii).

(d)

Voting and Disposition Power. The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(e)

Reliance. The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its attorney, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement, the Offer and the exhibits thereto and the Merger Agreement in its entirety and have had it fully explained to them by its counsel, that it is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f)

Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g)

Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

8. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a)

Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing in good standing under the Applicable Laws of the jurisdiction of its organization or formation. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(b)

Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub, the performance by either Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(c)

No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

9. Disclosure. The Stockholder shall permit the Company, Parent and Merger Sub to publish and disclose (in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto) the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement. Parent and Merger Sub shall permit the Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.

10. Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

11. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided that this Section 11 and Section 12 (other than Section 12(e)) shall survive such termination and remain in full force and effect. Notwithstanding the foregoing, solely in the event of a termination of this Agreement pursuant to clause (i) of the definition of Expiration Date, nothing set forth in this Section 11 shall relieve any party hereto from liability for any Intentional and Knowing Breach of this Agreement that is material prior to such termination.

12. Miscellaneous Provisions.

(a)

Amendment or Supplement. This Agreement (other than Section 3(c) and the following sentence) may be amended or supplemented in any and all respects by written agreement signed by Parent and the Stockholder. Section 3(c) and this sentence may be amended or supplemented in any and all respects by written agreement signed by the Company and the Stockholder; provided, however, that any amendments to this sentence adversely affecting Parent or Merger Sub shall require the written consent of Parent.

(b)

Extension of Time, Waiver, etc. Any party may, subject to Applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement. Notwithstanding the foregoing, no failure or delay by the Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c)

Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except for the rights of the other parties to the SPA in Section 3(c) and the Company set forth in Section 9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto. This Agreement shall not be effective unless and until (i) the Company Board has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.

(d)

Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e)

Specific Enforcement. The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Stockholder, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g)

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

NCR Corporation

864 Spring Street

Atlanta, Georgia 30308

Attention: General Counsel

Email: Law.Notices@ncr.com

with a copy to (which copy shall not constitute notice):

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square

Suite 2300

Cleveland, OH 44114

Attention: Sean T. Peppard

Email: speppard@beneschlaw.com

if to the Stockholder:

Laurence L. Stone

725 Eagle Farm Road

Villanova, PA 19085

if to the Company:

JetPay Corporation

7450 Tilghman Street

Suite 170

Allentown, Pennsylvania 18106

with a copy (which shall not constitute notice to):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: James A. Lebovitz, Esq.

Ian A. Hartman, Esq.

Facsimile No.: 215 698 3599

215 994 2222

Email: james.lebovitz@dechert.com

ian.hartman@dechert.com

(h)

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i)	Construction.

a.

For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.

b.

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c.

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(j)	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)

Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

(l)

No Recourse. Parent and Merger Sub agree that the Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(m)

Expenses. Without duplication of the Company’s obligations under Section 12.1 of the SPA, Parent shall pay the out-of-pocket costs and expenses incurred by the Stockholder (including the reasonable fees, charges and disbursements of counsel for the Stockholder) related to the transactions contemplated by the Merger Agreement (including related to any filings under the HSR Act) and/or this Agreement and/or the preparation, negotiation, execution and delivery of this

Agreement and the transactions contemplated hereby and any amendments or waivers hereto, in an amount not to exceed $100,000. For the avoidance of doubt, Parent’s payment of expenses of the Stockholder under this Section 12(m) shall constitute full satisfaction of the Company’s obligations to the Stockholder under Section 12.1 of the SPA with respect to expense reimbursement in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement.

(n)	Indemnification.

(i) Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless Stockholder and Stockholder’s representatives (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating solely to the transactions contemplated by the Merger Agreement or this Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company relating thereto). For purposes of this Section 12(n), “Losses” means any direct loss, liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement.

(ii) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s willful misconduct or gross negligence, (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement or (z) constitute consequential, indirect, incidental, special, exemplary, punitive or enhanced damages or lost profits.

(iii) The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 12(n) regardless of whether such Losses are incurred prior to or after the Closing (provided, however, that such indemnification shall only be available in the instance of Losses relating to, incurred in connection with, arising out of or resulting from any Actions relating to the transactions contemplated by the Merger Agreement or this Agreement). The indemnification provided pursuant to this Section 12(n) is in addition to, and not in derogation of, and shall not supersede or modify, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

(iv) The Indemnifying Party shall have the right, in its sole discretion, to defend against, negotiate, settle, or otherwise deal with any third party Action that is or may be subject to indemnification hereunder (each an “Indemnifiable Claim”) (provided that the Indemnifying Party delivers a written confirmation to the Indemnified Party that the indemnification provisions of Section 12(n) are applicable to such Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Indemnifiable Claim to the extent required by this Section 12(n)) and the Indemnified Party may participate, at his, her or its own expense, in the defense of such Indemnifiable Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, the Indemnified Party may defend against, negotiate, settle, or otherwise deal with such Indemnifiable Claim, at the Indemnifying Party’s expense. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not require such Indemnified Parties to pay any amount or suffer any loss and does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

NCR CORPORATION

By:	/s/ Andre Fernandez

Name:	Andre Fernandez
Title:	Chief Financial Officer

ORWELL ACQUISITION CORPORATION

By:	/s/ Edward Gallagher

Name:	Edward Gallagher
Title:	President

/s/ Laurence L. Stone
Name: Laurence L. Stone

Solely for purposes of Section 3(c) and Section 12(a):

JETPAY CORPORATION

By:	/s/ Diane (Vogt) Faro

Name:	Diane (Vogt) Faro
Title:	Chief Executive Officer

SCHEDULE I

NAME AND ADDRESS	COMPANY COMMON STOCK	SERIES A PREFERRED SHARES	SERIES A-1 PREFERRED SHARES	SERIES A-2 PREFERRED SHARES	COMPANY OPTIONS
Laurence L. Stone 725 Eagle Farm Road Villanova, PA 19085	13,300	0	0	0	0
LHIJ, Inc. 725 Eagle Farm Road Villanova, PA 19085	125,000	0	0	0	0
Main Line Trading Partners, LLC 725 Eagle Farm Road Villanova, PA 19085	388,573	0	0	0	0
TOTAL	526,873	0	0	0	0